Exhibit 10.4
Form of Lease
LEASE
     THIS LEASE is entered into as of                     , 2006 by and between                                         , a                                          (“Landlord”), and                                         , a                                          (“Tenant”).
1. REFERENCE PROVISIONS:
     1.1 Base Rent: $                     [$1.08 times Building Area] per month.
     1.2 Building: [Insert Building address].
     1.3 Building Area:                      square feet [Insert gross building area of each Building, aggregating 1,432,300 square feet for all 10 Buildings].
     1.4 Commencement Date:                     , 2006 [Insert Closing Date].
     1.5 Expiration Date:                     , 2007 [Insert last day of applicable full calendar month of Term specified for the Building on Attachment 1].
     1.6 Notice Addresses:
         Landlord:

         Tenant:
     1.7 Premises: The Building, together with all fixtures, improvements, rights and benefits appurtenant to the Building, and the right to use the Common Areas.
     1.8 Project: The land and improvements, including the Building and certain other buildings (collectively, the “Buildings”), acquired by Landlord under the Purchase Agreement.
     1.9 Purchase Agreement: That certain Purchase and Sale Agreement dated June ___, 2006 between Sun Microsystems, Inc., as Seller, and BioMed Realty, L.P., as Buyer, pursuant to which this Lease is made.
2. DEMISE AND TERM:
     2.1 Demise of Premises: Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, upon the terms and conditions of this Lease.
     2.2 Term: The term of this Lease (the “Term”) shall commence on the Commencement Date specified in Article 1 and continue through the Expiration Date specified in Article 1, unless the Term is sooner terminated as provided herein.
     2.3 Option to Terminate: Tenant shall have the right to terminate this Lease at any time, without payment of any penalty or termination fee, subject to the obligation of Tenant to continue to pay

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rent and otherwise perform its obligations under this Lease through the effective date of termination. Tenant shall exercise such option by giving not less than ninety (90) days notice to Landlord, given in Tenant’s sole discretion. If Tenant exercises such option, the Term of this Lease shall end as of the effective date of termination, in the same manner as if such date were the Expiration Date originally provided in this Lease.
     2.4 Other Leases. The parties acknowledge and agree that this Lease is independent of the leases of other buildings in the Project (the “Other Leases”) made pursuant to the closing of the purchase of the Project under the Purchase Agreement. Without limiting the generality of the foregoing, Tenant’s exercise of its option to terminate this Lease may be exercised only as to this Lease, or in conjunction with the exercise of any option under one or more of the Other Leases, in Tenant’s sole discretion.
3. RENT:
     3.1 Base Rent: Tenant shall pay to Landlord, as base rent for the Premises, the monthly Base Rent specified in Article 1, payable monthly in advance on the first day of each month during the Term.
     3.2 Rent Payments: All Rents shall be paid in lawful money of the United States, to Landlord at its address for notices as set forth above or at such other place as Landlord may designate from time to time by written notice to Tenant. Tenant’s obligation to pay Rents shall be prorated during any partial month of the Term based on the number of days in such month. As used herein and elsewhere in this Lease, the term “Rents” means the Base Rent, Real Property Taxes, insurance and other sums payable by Tenant under this Lease.
     3.3 Late Payments. If Tenant fails to make any payment of rent due under this Lease within ten (10) days following Tenant’s receipt of written notice from Landlord that the same is delinquent, then Tenant shall pay interest on such late payment at an interest rate of eight percent (8%) per annum from the time such payment was due and owing.
4. USE OF PREMISES:
     4.1 Tenant’s Use of Premises: Tenant may use the Premises for office, laboratory and manufacturing and other lawful uses consistent with current zoning for the Premises and all applicable laws (collectively, “Permitted Uses”). Tenant shall not commit any waste, or authorize any nuisance, on the Premises.
     4.2 Compliance with Laws and Private Restrictions: In all of its business operations on the Premises, Tenant shall observe and comply with all judicial decisions, statutes, constitutions, ordinances, resolutions, orders, or other requirements of any municipal, county, state, federal, or other government agency or authority having jurisdiction as from time to time in effect and applicable to the Premises (“Laws”), and with recorded covenants, conditions and restrictions, private agreements, and any other recorded instruments affecting the use of the Building and Common Area, as existing as of the date of this Lease or hereafter made with Tenant’s prior written consent (“Private Restrictions”). Notwithstanding the foregoing, or any other contrary provision set forth in this Lease, Tenant shall not be required to perform or make any Capital Expenditures, or to pay or reimburse Landlord for the cost thereof, either to comply with any Laws or Private Restrictions or otherwise, except that Tenant shall perform any such work necessitated solely by reason of Tenant’s particular and unique use of the Premises (and not generally applicable to similar commercial premises) or any alterations that Tenant makes to the Premises after the date hereof.
     4.3 Parking: During the Term, Tenant and its employees and invitees shall be entitled to use the entirety of the parking facilities and other Common Areas generally available for use at the Premises, together with the right to use in common with other tenants in the Project all other Project parking facilities and other Common Areas, at no additional cost to Tenant; provided, however, if Tenant does not lease the entirety of the Project, then the number of parking spaces used by Tenant shall be limited to

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Tenant’s pro rata share of the parking spaces within the Project calculated based on the gross floor area of the Building and the gross floor area of the other buildings in the Project. Tenant shall use the parking area at its own risk, and Landlord shall have no liability to Tenant or Tenant’s employees or invitees for any damage to vehicles, theft or personal injury occurring in or about the parking area of the Premises, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.
     4.4 Furniture: Tenant shall have the right to use, throughout the Term, the furniture existing and in place in the Building at the commencement of the Term, as to which Tenant has conveyed its interest to Landlord pursuant to the Purchase Agreement. At the end of the Term, Tenant will, notwithstanding the provisions of this Lease regarding Tenant’s Property, leave in place such furniture in the Building as may then be existing in place in the Building.
     4.5 Hazardous Materials: Tenant, at its sole cost, shall comply with all Laws relating to the storage, use, disposal, emission, or release of any Hazardous Materials during the Term by Tenant or its agents, employees or contractors. If Hazardous Materials stored, used, or disposed of on or about the Premises by Tenant or its agents, employees or contractors during the Term result in contamination or deterioration of water or soil on or about the Premises, then Tenant shall promptly take any and all action necessary to remediate such contamination as required by governmental authorities having jurisdiction. At any time prior to the expiration of the Term, Tenant shall have the right to conduct tests of water and soil. Tenant shall be solely responsible for, and shall defend, indemnify and hold harmless Landlord from and against, all claims, costs and liabilities, including attorneys’ fees and costs, to the extent arising out of the failure of Tenant to perform its obligations under this Section. Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for any losses, costs, claims, liabilities or damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Premises, or the violation of any environmental Laws, except to the extent that any of the foregoing actually results from the release or disposal of Hazardous Materials during the Term by Tenant or its agents, employees, invitees or contractors in violation of applicable environmental Laws. As used herein and elsewhere in this Lease, the term “Hazardous Material” means any material or substance that is now or hereafter prohibited or regulated by any Law or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, asbestos and petroleum products.
5. TENANT IMPROVEMENTS AND TRADE FIXTURES:
     5.1 Tenant Improvements: Tenant may, without Landlord’s approval, perform or construct the following Tenant Improvements: (a) those involving paint, floor and wall coverings and other similar cosmetic work; (b) such alterations as may be required by applicable Laws; provided that Landlord’s consent shall be required, upon the terms and conditions set forth below, for any particular such alteration that involves the demolition and rebuilding of existing improvements; or (c) other Tenant Improvements at a cost not to exceed $75,000 in any calendar year, except that Landlord’s consent will be required for any Tenant Improvements which adversely affect the Building structure or involve alterations to the exterior of the Building. Any other Tenant Improvements may be made only after obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall be deemed to have consented to a Tenant Improvement if Landlord does not notify Tenant in writing of its approval or disapproval thereof within fifteen (15) days after Tenant’s request for Landlord’s approval. Any and all Tenant Improvements constructed at Tenant’s cost during the Term and all improvements existing upon the Premises at Term commencement shall remain the property of Tenant during the Term and may be removed from the Premises at any time, with Tenant responsible to restore all damage to the Premises caused by such removal. Tenant shall not be obligated to remove any Tenant Improvements or other improvements at the end of the Term, whether existing upon Term commencement or made by Tenant during the Term. As used herein and elsewhere in this Lease, the term “Tenant Improvements”

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means all improvements, additions, alterations, and fixtures installed in or on the Premises by Tenant at its expense after the Commencement Date, which are not Trade Fixtures (as defined in Section 5.2) or Capital Expenditures (as defined in Section 6.3).
     5.2 Trade Fixtures: Tenant may maintain and install in the Building such Trade Fixtures as it considers advisable for the conduct of its business. All Trade Fixtures maintained or installed by Tenant shall remain the property of Tenant (other than the furniture described in Section 4.4). At the end of the Term, Tenant shall remove its Trade Fixtures (other than the furniture described in Section 4.4) and shall repair any damage to the Building caused by such removal. As used herein and elsewhere in this Lease, the term “Trade Fixtures” means equipment and fixtures provided and installed by Tenant for use in the operation of Tenant’s business which can be removed without material damage to the Building.
     5.3 Liens: Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Premises. If any claim of lien is recorded against the Premises, Tenant shall bond against or discharge the same within twenty (20) days after Tenant’s receipt of written demand from Landlord.
6. CONDITION OF PREMISES; MAINTENANCE:
     6.1 Condition of Premises: Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises, except as expressly set forth in this Lease. Landlord expressly disclaims any warranty or representation, express or implied, with respect to the Premises or any portion thereof, including, without limitation, any warranty or representation as to fitness, condition, the existence of any defect, patent or latent, merchantability, quality or durability, except as expressly set forth in this Lease.
     6.2 Maintenance by Tenant Throughout the Term Tenant shall maintain the Premises in good order, repair and condition, except for loss or damage caused by ordinary wear, acts of God, condemnation, fire and other casualty, subject to the provisions of Section 6.3.
     6.3 Capital Repairs and Improvements. With regard to any repair, replacement, improvement or other work to the Building or the Premises that is a capital expenditure under generally accepted accounting principles (a “Capital Expenditure”) and that is necessary to maintain or repair, or replace as needed, facilities and improvements existing as of the Commencement Date, including any related work that may be required by applicable Laws, Tenant may, at its option, either (a) perform the same at Landlord’s expense or (b) give written notice to Landlord of the need for the Capital Expenditure, in which event Landlord shall perform the same at its expense. If Tenant elects to perform the Capital Expenditure, Landlord shall reimburse Tenant for its out-of-pocket expenditures therefor within thirty (30) days after receipt of Tenant’s invoice, and if such amount is not paid when due, Tenant may offset the amount due from the Rents. Notwithstanding the foregoing, Tenant shall be responsible to perform and bear the cost of, and Capital Expenditures shall not include, any repair, replacement, improvement or other work necessitated by reason of Tenant’s failure to perform its obligations under Section 6.2 or Tenant’s particular and unique use of the Premises (and not generally applicable to similar commercial premises). Notwithstanding the foregoing, with regard to any Capital Expenditure the cost of which is to borne by Landlord pursuant to the foregoing provisions of this Section, if Tenant reasonably determines that the cost to complete such Capital Expenditure is likely to exceed $250,000, Tenant shall give Landlord written notice thereof. Within ten (10) days following such notice (or within such shorter time as Tenant may reasonably specify in such notice in the case of a need for immediate work), Landlord shall have the right to advise Tenant in writing of Landlord’s determination, made reasonably and in good faith, that the Capital Expenditure is one that Landlord would not have made to the Building if this Lease were not in effect, by reason of anticipated changes in the use of the Building or the character of the improvements thereto, and Landlord shall not be required to reimburse Tenant for any Capital Expenditure in respect of which such notice is given. In the event that Landlord gives such notice, Tenant may, at its option given at any time thereafter, terminate this Lease by providing thirty (30) days written

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notice to Landlord. Tenant shall have the right to make such Capital Expenditure, or do such other work as may be reasonably related to the need for such Capital Expenditure, in either case without reimbursement from Landlord.
     6.4 Surrender. Upon the end of the Term, Tenant shall return the Premises to Landlord in good order, repair and condition and generally in the condition as existing upon the expiration of the Due Diligence Period under the Purchase Agreement, except for loss or damage caused by the elements, ordinary wear, acts of God, condemnation, fire and other casualty, and except for alterations made as herein permitted. Tenant shall remove from the Premises its Trade Fixtures, furniture, moveable equipment and other personal property (“Tenant’s Property”), subject to the provisions of Section 4.4. Tenant shall repair any damage to the Premises caused by such removal. If Tenant does not timely remove Tenant’s Property, then Landlord may dispose of or store any part thereof in accordance with applicable Laws, at Tenant’s sole cost. Tenant shall pay to Landlord, within thirty (30) days after receipt of Landlord’s invoice, the reasonable out-of-pocket expenses incurred by Landlord in connection with such disposition.
7. UTILITIES; OPERATION OF COMMON AREAS:
     7.1 Utilities: All electricity, water, sewer, and other utilities supplied to the Premises shall be kept in Tenant’s name until the expiration or earlier termination of the Term, and Tenant shall pay the utility directly therefor. Notwithstanding the foregoing, in the event that any utility service is provided to the Project as a whole, or to the Common Areas of the Project, and if Tenant does not lease the entirety of the Project pursuant to this Lease and the Other Leases, Landlord shall pay for the utility service, and Tenant shall reimburse Landlord for its out-of-pocket costs therefor allocable to the Premises, determined on a per square foot basis or such other equitable basis as may be specified by Landlord and approved by Tenant, such approval not to be unreasonably withheld.
     7.2 Operation of Common Areas:
          7.2.1 If and for so long as Tenant leases the entirety of the Project pursuant to this Lease and the Other Leases, Tenant shall be responsible to arrange for the operation and maintenance of the parking and other common areas of the Project (the “Common Areas”) and for the payment of the costs and expenses incurred in connection therewith, except as provided in Section 7.2.5.
          7.2.2 If Tenant does not lease any one or more other Buildings in the Project, then effective from and after the date that Tenant ceases to lease the same, Landlord shall operate and maintain the Common Areas of the Project at a level and in a manner consistent with the operation and maintenance of the Common Areas prior to the Commencement Date. Tenant shall pay and reimburse Landlord for the Proportionate Share of Landlord’s out-of-pocket costs and expenses for such operation and maintenance, except as provided in Section 7.2.5, and Landlord shall pay and bear all other costs and expenses incurred for such operation and maintenance (subject to reimbursement by Tenant under such leases for other Buildings as may from time to time remain in effect between Landlord and Tenant). Such payment and reimbursement by Tenant shall be made by Tenant in estimated monthly installments, in amounts from time to time reasonably estimated by Landlord, with an annual reconciliation upon presentation to Tenant of Landlord’s statement with reasonable supporting documentation. The “Proportionate Share” of the Building shall be a fraction, the numerator of which is the gross floor area of the Building and the denominator of which is the gross floor area of all Buildings in the Project, including the Building. Landlord and Tenant shall work together cooperatively and in good faith in order to ensure an orderly transition in the responsibility for the maintenance and operation of the Common Areas of the Project, which may include the assignment of existing maintenance contracts from Tenant to Landlord.
          7.2.3 Any payment due from either party to the other pursuant to this Section 7.2 shall be due within thirty (30) days after receipt of the other party’s statement. Each party shall have the right to review and inspect the books and records of the other party regarding the costs and expenses of the

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operation and maintenance of the Common Areas, as appropriate to confirm the amounts owning as provided above in this Section 7.2 until the first anniversary of the expiration or earlier termination of this Lease or, if later, until the first anniversary following receipt of any invoice, statement or other request for payment.
          7.2.4 Notwithstanding the foregoing provisions of this Section 7.2, Landlord, and not Tenant, shall be responsible for all Capital Expenditures necessary and appropriate during the Term in connection with the operation and maintenance of the Common Areas.
     7.3 Untenantability: If all or any portion of the Building or Premises should become unsuitable for Tenant’s use for a period exceeding three (3) consecutive business days by reason of a cessation of utilities or services caused by Landlord’s negligence or willful misconduct, by reason of any restriction or limitation of access to and through the Common Areas caused by Landlord’s negligence or willful misconduct, or by reason of the performance of any construction or other work by Landlord in or around the Project, then Tenant shall be entitled to an abatement of all Rents payable hereunder to the extent of the interference with Tenant’s use of the Premises occasioned thereby. If such unsuitability is not remedied within twenty (20) days after the occurrence of such event, then Tenant also shall be entitled to terminate this Lease by delivery of written notice of termination to Landlord at any time while such unsuitability continues.
8. TAXES:
     8.1 Real Property Taxes Defined: The term “Real Property Taxes” as used herein shall mean all real property taxes, assessments and other charges imposed by any governmental or quasi-governmental authority, which are levied or assessed by reason of the ownership or use of the Real Property or any portion thereof, including, without limitation, any license taxes, or ad valorem taxes on Landlord’s personal property located on and used in connection with the Real Property. Notwithstanding the foregoing, the following shall not constitute Real Property Taxes for the purpose of this Lease, and nothing herein shall be deemed to require Tenant to pay any of the following: (i) any state, local, federal, income tax measured by the net income of Landlord from all sources; (ii) any estate or inheritance taxes; (iii) any franchise, succession or city or county transfer taxes; (iv) interest on taxes or penalties resulting from Landlord’s failure to pay Real Property Taxes (unless due to Tenant’s failure to pay to Landlord Real Property Taxes as provided herein), or (iv) any Real Property Taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest allowable term.
     8.2 Tenant’s Obligation to Reimburse: Tenant shall pay to Landlord all Real Property Taxes which are allocable to the Term and attributable to the Premises. If the Premises are not a separate tax parcel, the Real Property Taxes attributable to the Premises shall be determined by reference to the proportion that the floor area of the Building bears to the aggregate floor area of the Building and all Other Buildings on the same tax parcel. Real Property Taxes for the calendar years during which the Commencement Date and the Expiration Date occur shall be prorated so that Tenant pays only that portion of the Real Property Taxes for such calendar years allocable to periods of time during the term of this Lease. Such pro ration shall be computed and made as soon as practicable after the Commencement Date and the Expiration Date. Tenant shall pay Real Property Taxes within thirty (30) days after Tenants’ receipt of Landlord’s written billing therefor (which billing shall include a copy of Landlord’s applicable tax bills or other evidence reasonably available to Landlord substantiating the amount billed to Tenant).
     8.3 Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant’s Property. Tenant shall furnish Landlord with satisfactory evidence of these payments within thirty (30) days after receipt of written request therefor from Landlord, but no more than once each year.

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9. INSURANCE:
     9.1 Tenant’s Insurance: Tenant shall, at its cost, maintain a policy or policies of commercial general liability insurance or maintain or cause to be maintained self-insurance, in a manner consistent with the past practices of Sun Microsystems, Inc., including property damage, against liability for personal injury, bodily injury, death, and damage to property occurring in, or resulting from an occurrence on the Premises. Tenant shall cause Landlord and Landlord’s lenders to be covered as additional insureds under Tenant’s commercial general liability insurance.
     9.2 Property Insurance:
     (a) Landlord shall maintain a policy of fire and extended coverage insurance providing Special Form coverage at full replacement value, and Tenant shall reimburse Landlord for the cost thereof as provided in subsection (b) of this Section. Landlord, at its option, may also purchase lost rental income insurance for the Premises.
     (b) For any period during the Term that insurance is maintained by Landlord as provided above in subsection (a) of this Section, Tenant shall reimburse Landlord for the cost of such insurance carried by Landlord allocable to the Term and attributable to the Premises, which shall be paid within thirty (30) days of Tenant’s receipt of Landlord’s billing therefor. Such insurance costs shall be prorated so that Tenant pays only that portion of such insurance costs for such calendar years allocable to periods during the Term that Landlord is responsible to maintain such coverage. Landlord shall provide Tenant with evidence reasonably available to Landlord substantiating the cost of such insurance. If such insurance covers the Premises and any other property, Landlord shall allocate the cost of such insurance between the Premises and such other property reasonably and in good faith. Landlord estimates that the aggregate annual cost for such insurance under this Lease and the Other Leases would have been $235,000 if purchased on June 5, 2006. The amount payable by Tenant pursuant to this Section shall be determined based on Landlord’s actual premiums for such insurance, provided Landlord shall use good faith efforts to obtain such insurance on commercially competitive terms.
     9.3 General Requirements: All insurance required under this Lease shall be issued by insurance companies authorized to do business in the state in which the Premises are located.
     9.4 Certificates: A certificate of insurance for each insurance policy required by this Lease shall be deposited with the other party at the commencement of the Term and, thereafter, promptly following the other party’s request.
     9.5 Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents, employees and subtenants from any liability for damage to property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” property insurance, without regard to the negligence or willful misconduct of the entity or party so released or any other cause. Each party shall cause each property insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy.
10. INDEMNITY: Tenant shall hold harmless, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage to the extent resulting from the negligent act or omission of Tenant, its agents, contractors, or employees, a breach by Tenant of this Lease, or a violation by Tenant of any Law or Private Restriction, in each case during the Term of this Lease only. Landlord shall hold harmless, indemnify and defend Tenant and its employees, affiliates, and agents, with competent counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury,

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personal injury or property damage to the extent resulting from the negligent act or omission of Landlord, or its agents, contractors, or employees, a breach by Landlord of this Lease, or a violation by Landlord of any Law or Private Restriction, in each case during the Term of this Lease only.
11. DAMAGE AND DESTRUCTION:
     11.1 Landlord’s Duty to Restore: If the Building or Premises is damaged in whole or in part by fire, the elements, or any other cause whatsoever (collectively, “Casualty”), then Landlord shall restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord pursuant to Section 11.2 or by Tenant pursuant to Section 11.3.
     11.2 Landlord’s Right to Terminate: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:
          11.2.1 The Building is damaged by any peril to such an extent that the estimated cost to restore the Building exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00); or
          11.2.2 The Building is damaged by any peril within the last six months of the Term and the restoration of the Premises cannot be substantially completed within sixty (60) days after the date of such damage. In the event of damage to a portion of the Building within the last six months of the Term, notwithstanding the provisions of Section 11.1, Landlord may elect not to restore the damaged portion of Building, and the rents and charges under this Lease shall be reduced in proportion to the area Tenant is unable to use, provided that Landlord shall do such work as may be appropriate to enable Tenant to continue to use and occupy the portion of the Building not damaged by the casualty.
     11.3 Tenant’s Right to Abatement and Termination: If all or any portion of the Building or Common Area should become unsuitable for Tenant’s use as a consequence of fire or other casualty, then Tenant shall be entitled to an equitable abatement of all Rents payable hereunder to the extent of the interference with Tenant’s use of the Premises occasioned thereby. If for any reason the Premises or Common Area are not or cannot be restored pursuant to Section 11.1 within sixty (60) days after the date of the Casualty, then Tenant may terminate this Lease by written notice to Landlord.
12. CONDEMNATION: If any material part of the Building, the Common Area, or the Premises is taken by the exercise of the power of eminent domain (or conveyed by Landlord in lieu of that exercise), and the remaining portion cannot be made suitable for the continued use and operation of the Premises by Tenant for substantially the same purposes as immediately prior to such taking, then either Landlord or Tenant may terminate this Lease upon thirty (30) days prior written notice. Any termination of this Lease pursuant to this Article 12 shall be without prejudice to the rights of either Landlord or Tenant to recover any compensation and damage caused by such condemnation to which they are entitled from the condemning authority. All consideration, compensation, damages, income, rent, awards, and interest that may be paid or made in connection with any taking will be divided between Landlord and Tenant as their respective interests may appear as determined by the condemning authority. Neither Tenant nor Landlord shall have any rights in any award made to the other party by any condemning authority. If this Lease is not terminated by either Landlord or Tenant in accordance with this Article 12, the Rents shall be abated in the proportion that the usable area of the Premises taken bears to the usable area of the Premises immediately before the taking.
13. ASSIGNMENT AND SUBLETTING: Tenant shall not assign this Lease or any of Tenant’s rights hereunder or sublet all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant may assign this Lease or sublet all or any portion of the Premises, without the requirement of any consent by Landlord, to any successor corporation to Tenant by way of merger, consolidation or other corporate reorganization, or to any parent, subsidiary or affiliate of Tenant, or to any party acquiring all or substantially all of Tenant’s assets or stock, or to any party acquiring and continuing that portion of

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Tenant’s business operations conducted at or from the Premises, or to any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises (collectively, “Permitted Transferees”, individually, “Permitted Transferee”). Tenant shall deliver to Landlord written notice of such assignment or sublease within fifteen (15) days after the effective date thereof, and no such sublease, assignment or other transaction shall limit or restrict Tenant’s liability under this Lease. All options and other rights granted under this Lease to Tenant shall inure to the benefit of and be exercisable by a Permitted Transferee.
14. DEFAULT:
     14.1 Tenant’s Default-Definition: Tenant shall be in “Default” under this Lease if Tenant: (i) fails to pay any Rent when due, if the failure continues for fifteen (15) days after written notice thereof is given by Landlord to Tenant; (ii) fails to perform any other provision of this Lease, if the failure is not cured within thirty (30) days after written notice thereof is given by Landlord to Tenant; if the failure cannot reasonably be cured within thirty (30) days, Tenant shall not be in Default if Tenant commences to cure the failure within the thirty (30) day period and diligently continues to cure the Default; (iii) files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors; or (iv) involuntary proceedings under any bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of Tenant’s property, and the proceeding is not dismissed or the receivership or trusteeship is not vacated within sixty (60) days after the institution or appointment.
     14.2 Tenant’s Default-Remedies: Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord’s election, to terminate this Lease by giving Tenant written notice of such termination and be entitled to the remedies described in Section 14.2.1 and/or to pursue any and all other remedies available at law or in equity.
          14.2.1 Upon termination of this Lease by Landlord in accordance with the provisions of Section 13.2, Landlord shall be entitled to recover from Tenant the following: (i) the worth, at the time of the payment or award, of the unpaid Rents that had come due through termination of this Lease; (ii) the worth, at the time of payment or award, of the amount by which the unpaid Rents which would have come due after the date of termination of this Lease through the time of payment or award exceeds the amount of the loss of Rents that Tenant proves could have reasonably avoided; and (iii) the worth, at the time of payment or award, of the amount by which the unpaid Rents for the balance of the Term after the time of the payment or award exceeds the amount of loss of Rents that Tenant proves could have been reasonably avoided. The worth, at the time of award, as used in the foregoing clauses (i) and (ii) shall be computed by allowing interest at a rate of either ten percent (10%) per annum or the maximum applicable rate permitted by Law, whichever is less (“Agreed Interest Rate”), from the date the same became due and owing. The worth, at the time of award, as referred to in the foregoing clause (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of payment or award plus one percent (1%).
          14.2.2 Landlord may, at Landlord’s election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease.
     14.3 Mitigation of Damages: Landlord shall use commercially reasonable efforts to mitigate its damages from any breach or Default by Tenant under this Lease.
     14.4 Waiver of Landlord’s Lien: Landlord waives any right by statute, common law, contract or otherwise for distraint, landlord’s lien or any other similar right or remedy with respect to Tenant’s Property. Within ten (10) days after Tenant’s request, Landlord shall execute documents in a form

Exhibit E, Page 9

reasonably satisfactory to Tenant to evidence Landlord’s waiver of any right, title, lien or interest in Tenant’s personal property.
     14.5 Landlord’s Default and Tenant’s Remedies: Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion. If Landlord is in default pursuant to this Section, then Tenant may, in addition to any other remedies provided at law or in equity, cure the default at Landlord’s expense. In addition, Tenant may terminate this Lease if the uncured default substantially interferes with the operation of Tenant’s business. If Tenant pays any sum because of Landlord’s default, Landlord shall reimburse such sum to Tenant upon thirty (30) days written notice, with supporting documentation. If Landlord fails to so reimburse Tenant, Tenant may withhold from future Rents the sum owed Tenant, until Tenant is reimbursed in full for the sum plus interest at the Agreed Interest Rate.
     14.6 Cure of Tenant Default: Landlord may, at its option and upon the terms and conditions set forth below, cure a default by Tenant under this Lease in performing work to the Building or the Common Area, where such default poses a material risk of damage to the Premises or any property thereon or to the health or safety of any person. Landlord may perform such work only after giving Tenant thirty (30) days prior written notice stating Landlord’s intention to perform under this Section (except that in an emergency, Landlord shall only be required to give such advance notice as may be reasonable in the circumstances), and only if Tenant has failed to cure within such period or, if the cure is not susceptible of cure within such period, has failed to commence cure within such period and thereafter diligently pursues the cure to completion. Tenant shall reimburse Landlord for the out-of-pocket costs incurred by Landlord in performing such work, within thirty (30) days after Tenant’s receipt of Landlord’s invoice with reasonable supporting documentation of such cost.
15. SIGNS: Tenant shall continue throughout the Term to have the right to place and maintain signage in and on the Building and Project and to modify or replace existing signage in compliance with Laws and Private Restrictions.
16. SUBORDINATION:
     16.1 Deeds of Trust and Ground Leases: Landlord represents and warrants that there is not any deed of trust, mortgage or other hypothecation or security device (a “Mortgage”), or any ground or underlying lease (a “Ground Lease”), encumbering or affecting the Premises as of the date of this Lease.
     16.2 Priority of Lease: This Lease shall be prior to any Mortgage or Ground Lease recorded after the date of this Lease affecting the Premises. If, however, a lender desires that this Lease be subordinate to any thereof, Tenant agrees that it will, within fifteen (15) days following receipt of Landlord’s written request, execute and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form attached as Exhibit A hereto.
17. HOLDOVER: If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay Base Rent at 150% of the Base Rent in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.
18. GENERAL PROVISIONS:

Exhibit E, Page 10

     18.1 Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. This Lease shall be governed by the Laws where the Premises are located. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease. This Lease may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one Lease. This Lease and the documents referred to herein constitute the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto. All exhibits to this Lease shall be deemed incorporated herein by the individual reference to each such exhibit, and shall be deemed a part of this Lease as though set forth in full in the body of the Lease. In any action or proceeding arising under or relating to this Lease, the party that does not prevail in such action or proceeding shall pay the prevailing party’s costs and expenses, including reasonable attorneys’ fees.
     18.2 Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.
     18.3 Estoppel Certificates: Each party agrees, within ten (10) days following receipt of any request by the other, to execute and deliver an estoppel certificate upon which the requesting party and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (ii) stating the date to which the rent is paid in advance, if any; (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature; and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party.
     18.4 Reimbursable Expenditures: Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the actual cost to the demanding party of the goods and/or services giving rise to such expenditure, which cost (i) shall not exceed the fair market value of such goods and/or services, (ii) shall be reasonably incurred, and (iii) shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.
     18.5 Notices: Any notice required to be given hereunder shall be in writing and addressed to either Landlord or Tenant at its address specified in Article 1, or to such other address or addresses as the party may from time to time designate by written notice, and shall be deposited in the United States mail, duly registered or certified and postage prepaid, or send for delivery by an overnight courier service that confirms delivery. Notices shall be effective at the time the same are given in accordance with this Section, provided that where either Landlord or Tenant is permitted or required, following notice from the other, to respond or give or make any notice or election, the time period within which the party may do so

Exhibit E, Page 11

shall run from receipt or refusal to receive.
     18.6 Authority: If either party to this Lease is a corporation, limited liability company or partnership, such party represents and warrants that each individual executing this Lease on such party’s behalf is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or partnership and that this Lease is binding upon said corporation, limited liability company or partnership in accordance with its terms.
     18.7 Brokerage Commissions: Each of Landlord and Tenant shall be responsible to pay the brokerage commissions or other fees, if any, that may be due by reason of commitments made by such party. Each party shall hold harmless the other from all damages or claims that may be asserted by any broker, finder, or other person by reason of commitments made or alleged to have been made by the indemnifying party.
     18.8 Force Majeure: Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions; provided, however, that the foregoing shall not be deemed to extend the time at which Tenant is entitled to an abatement of Rents or to terminate this Lease pursuant to any express provision of this Lease.
     18.9 Landlord’s Right of Entry: Landlord, its agents, employees, and contractors shall have the right to enter the Premises at any reasonable time upon written notice to Tenant and with a representative of Tenant present, and provided Landlord shall comply with all reasonable security measures of Tenant and shall not interfere with the conduct of Tenant’s business, for the purpose of making repairs, replacements and alterations or additions in, to, or about the Premises or Building as are the responsibility of Landlord under this Lease or as are necessary for Landlord’s performance of its maintenance and operation responsibilities relating to the Premises or the Building or to carry out any other applicable provision of this Lease. However, in the event of an emergency, Landlord may enter the Premises at other reasonable times after giving such notice, if any, as may be practicable in the circumstances. Landlord may show the Premises to prospective purchasers, lessees and mortgagees, during business hours upon reasonable notice to Tenant, and providing Landlord does not interrupt Tenant’s normal operations and adheres to Tenant’s reasonable policies regarding security of the Premises and Tenant’s proprietary business information.
     18.10 Lease Provisions Govern. Neither Landlord nor Tenant shall be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises except as specifically provided herein.
          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the day and year first set forth above.

AS LANDLORD:		AS TENANT:
	,		,

a		a

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Exhibit E, Page 12